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                                                                     EXHIBIT 8.1
                               Ernst & Young LLP
                                  Suite 1500
                            2121 San Jacinto Street
                              Dallas, Texas 75201


March 5, 1998

Board of Directors
National Commerce Bancorporation
One Commerce Square
Memphis, Tennessee   38150

Board of Directors
Bancshares of West Memphis, Inc.
626 East Broadway
West Memphis, Arkansas   72301

Gentlemen:

This letter is in response to your request that we provide you with our opinion concerning certain federal income tax consequences which should arise from consummation of the proposed merger of Bancshares of West Memphis, Inc. ("BWM") with and into National Commerce Community Bancorp II, Inc. ("Merger Subsidiary") utilizing the stock of National Commerce Bancorporation ("NCBC") (hereinafter the "Proposed Merger").

In rendering this opinion, we have relied upon the facts, summarized below, as they have been represented to us orally by the management of NCBC and as set forth in the Statement of Facts and Representations dated January 26, 1998 provided by the respective managements of BWM and NCBC and the Agreement and Plan of Merger made and entered into by and between BWM, Merger Subsidiary, and NCBC as of January 26, 1998 (the "Agreement"), hereinafter collectively referred to as the "Documents."

You have represented to us that the facts contained in the Documents provide an accurate and complete description of the facts and circumstances concerning the Proposed Merger. We have made no independent investigation of the factual matters and circumstances and, therefore, have relied upon the facts and representations in the Documents for purposes of this letter. Any changes to the facts or Documents may affect the conclusions stated herein.

We understand that reference to Ernst & Young LLP and our opinion may be included in a Proxy Statement relating to the issuance of NCBC Common Stock in connection with the Proposed Merger and a special meeting of the BWM shareholders with respect thereto. We consent to such reference in a Proxy Statement. We also understand that NCBC is obligated to undertake the registration of the stock issued to the BWM shareholders pursuant to the terms of the Agreement and our opinion will be included in the Registration
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National Commerce Bancorporation                                         Page 2
Bancshares of West Memphis, Inc.                                  March 5, 1998

Statement (Form S-4) to be filed with the Securities and Exchange Commission. We consent to such reference in the Form S-4.


REPRESENTATIONS OF FACTS

The facts as set forth below, unless otherwise indicate, are as stated in the Agreement.

BWM is a corporation organized and existing under the laws of the State of Arkansas, and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As of January 26, 1998, the authorized capital stock of BWM was 100,000 shares of common stock, $1.00 par value ("BWM Common Stock"). As of January 26, 1998, 81,284 shares of BWM Common Stock were issued and outstanding.

BWM is historically the beneficial owner and holder of record of 98% of the issued and outstanding shares of capital stock of Bank of West Memphis (the "BWM Bank Subsidiary"). Pursuant to and as a condition of the Agreement, BWM will own 100% of the issued and outstanding shares of capital stock of the BWM Bank Subsidiary on or before the closing date. BWM Bank Subsidiary is a depository institution and is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

As of January 26, 1998, there are no options, rights, warrants, scrip or similar rights of any nature, including stock options, stock appreciation or similar rights, issued and outstanding by BWM or any BWM affiliate to purchase shares of BWM Common Stock, or any securities or instruments of any nature which are convertible into or exchangeable for, or which derive their value, in whole or in part from, shares of BWM Common Stock.

NCBC is a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and a savings and loan holding company. The presently authorized capital stock of NCBC is 75,000,000 shares of common stock, par value $2.00 per share (the "NCBC Common Stock"), which shares collectively have unlimited voting rights and the right to receive the net assets of NCBC on dissolution and 5,000,000 shares of preferred stock without par value (the "NCBC Preferred Stock"). As of January 26, 1998, 48,761,980 shares of NCBC Common Stock were issued and outstanding and no shares of NCBC Preferred Stock were issued and outstanding.

According to Form 10-K as filed with the Securities and Exchange Commission by NCBC for the year ended December 31, 1996, NCBC had 1,582,552 stock options outstanding at December 31, 1996 pursuant to the 1994 Stock Plan (the "Plan") with exercise prices ranging from $8.66 per share to $36.00 per share. During 1994, the shareholders approved the Plan, which reserved an additional 1,050,000 shares of NCBC's common stock for use under the Plan. Options become exercisable in equal parts over the succeeding five years from the date of grant. Shares that were the subject of unexercised options under previous
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National Commerce Bancorporation                                         Page 3
Bancshares of West Memphis, Inc.                                  March 5, 1998

plans were transferred to reserved shares for the 1994 Plan. The 1990 Stock Plan reserved an additional 675,000 shares of NCBC's common stock for the granting of options and restricted stock to key employees. The 1990 Plan amended NCBC's 1986 Stock Option Plan and the 1982 Incentive Stock Option Plan and merged such amended and restated plans into the 1990 Stock Plan. Options became exercisable six months subsequent to the date of grant under the 1982 Plan and became exercisable in equal parts over the succeeding five to 10 years under the 1986 and 1990 Plans. At the discretion of the 1982 Plan's administering committee (the "Committee"), stock appreciation rights were attached to some of the options, whereby the optionee may receive cash for the difference between the exercise price of the related option and the fair market value of NCBC's common stock. The Plans are restricted to eligible officers and key employees. In early 1997 the Committee authorized a one million share addition to the option reserve, which received shareholder approval in April, 1997.

Additionally, NCBC and its subsidiaries previously maintained an Employee Stock Ownership Plan (ESOP) which was generally available to all full-time employees. During 1996, the ESOP was merged with NCBC's Taxable Income Retirement Account Plan (TIRA). The TIRA Plan and Retirement Plan net assets include equity securities of NCBC.

Merger Subsidiary is a corporation chartered and existing under the laws of the State of Arkansas and is a direct, wholly-owned subsidiary of NCBC. Merger Subsidiary was formed to effect the Proposed Merger.

BUSINESS PURPOSE

The management of NCBC has represented to us that NCBC desires to consummate the Proposed Merger in order to improve its presence in the Arkansas market. The Board of Directors of BWM believes the shareholders of BWM will benefit from being part of a larger banking entity, the stock of which is publicly traded.

PROPOSED TRANSACTIONS

In accordance with the above-stated business purpose, the following transactions have been proposed:

1. After all necessary regulatory and shareholder approvals have been granted, there will be a merger (i.e., the Proposed Merger) of BWM with and into Merger Subsidiary in accordance with the Arkansas Code of 1987 Annotated (the "Arkansas Code"), and in accordance with the provisions of Bank Merger Act, 12 U.S.C. Sections 1828 et. seq. and 12 U.S.C. Section 215a ("Bank Merger Act").


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National Commerce Bancorporation                                         Page 4
Bancshares of West Memphis, Inc.                                  March 5, 1998

2. In the Proposed Merger, Merger Subsidiary will acquire all of the assets and assume all of the liabilities of BWM in constructive exchange for NCBC Common Stock. The terms of the Agreement provide each share of the issued and outstanding BWM Common Stock shall cease to represent any interest (equity, shareholder or otherwise) in BWM and shall, except for those shares held by any BWM Record Holders who shall properly perfect such Holders' dissenters rights, automatically be converted exclusively into, and constitute only the right of each BWM Record Holder to receive for such Holder's shares of BWM Common Stock, the Consideration to which the BWM Record Holder is entitled.

3. Holders of BWM Common Stock (other than Dissenting Shares) shall have each one (1) share of BWM Common Stock outstanding at and as of the Effective Time converted to the right to receive that number of shares of NCBC Common Stock (the "Exchange Number"), $2.00 par value, equal to the quotient of
     (I) the greater of (x) 850,000 shares of NCBC Common Stock or (y) the quotient of the Net Purchase Price (defined below) divided by the NCBC "Current Market Price Per Share" (defined below) divided by (II) the number of shares of BWM Common Stock outstanding at and as of the Effective Time. Each share of BWM Common Stock held of record by a BWM Dissenting Shareholder shall be converted into the right to receive payment from Merger Subsidiary with respect thereto in accordance with the provision of the Arkansas Code.

     According to the terms of the Agreement, the Net Purchase Price is equal to $25,500,000 provided BWM owns 100% of the stock of BWM Bank Subsidiary.

     The Current Market Price Per Share is the average of the closing price per share of the NCBC Common Stock on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative sources selected by NCBC) on the last five trading days prior to the Effective Date.

4. No fractional shares will be issued. Each holder of BWM Common Stock who would otherwise have been entitled to receive a fraction of a share of NCBC Common Stock shall receive in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the average of the mean of the high and low prices of one share of NCBC Common Stock for the five business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source selected by NCBC.

REPRESENTATIONS

For purposes of our opinion, we have relied upon the Documents which include the representations set forth below. References to the "Code" are to the Internal Revenue Code of 1986, as amended.
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National Commerce Bancorporation                                         Page 5
Bancshares of West Memphis, Inc.                                  March 5, 1998

The following representations have been made in connection with the Proposed
Merger:

     (a) The fair market value of the NCBC Common Stock to be received by each BWM shareholder will be approximately equal to the fair market value of the BWM Common Stock surrendered in the exchange.

     (b) There is no plan or intention by the shareholders of BWM who own five percent or more of the BWM Common Stock, and to the best of the knowledge of the management of BWM, there is no plan or intention on the part of the remaining shareholders of BWM to sell, exchange, or otherwise dispose of a number of shares of NCBC Common Stock received in the transaction that would reduce the BWM shareholders' ownership of NCBC Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of BWM as of the same date. For purposes of this representation, shares of BWM Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of NCBC Common Stock will be treated as outstanding BWM Common Stock on the date of the transaction. Moreover, shares of BWM Common Stock and shares of NCBC Common Stock held by BWM shareholders and otherwise sold, redeemed, or disposed of prior to the Effective Time, in contemplation of this transaction, subsequent to that date, or subsequent to this transaction will be considered in making this representation.

     (c) Immediately before the commencement of negotiations between the management of NCBC and the management of BWM with respect to the Proposed Merger, BWM owned 50% or more of the issued and outstanding stock of BWM Bank Subsidiary and such ownership was not attained in contemplation of the Proposed Merger.

     (d) NCBC has no plan or intention to reacquire any of its Common Stock issued in the Proposed Merger other than to acquire a nominal amount of shares of Common Stock that may be acquired in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions).

     (e) Neither NCBC nor Merger Subsidiary have plans or intentions to sell or otherwise dispose of any of the assets of BWM acquired in the transaction except for dispositions made in the ordinary course of business.


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National Commerce Bancorporation                                         Page 6
Bancshares of West Memphis, Inc.                                  March 5, 1998

     (f) The liabilities of BWM assumed by Merger Subsidiary and the liabilities to which the transferred assets of BWM are subject were incurred by BWM in the ordinary course of its business.

     (g) Following the transaction, NCBC will continue through Merger Subsidiary, substantially unchanged, the business of BWM as operated, prior to the Proposed Merger, through the BWM Bank Subsidiary.

     (h) Except for expenses relating to the registration of the NCBC Common Stock and certain proxy printing and mailing expenses to be paid solely by NCBC, which are directly related to the Proposed Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, NCBC, Merger Subsidiary, BWM, and the shareholders of BWM will pay their respective expenses, if any, incurred in connection with the transactions.

     (i) There is no intercorporate indebtedness existing between BWM and its affiliate on the one hand and NCBC and its affiliates on the other hand that was issued, acquired, or will be settled at a discount.

     (j)  No parties to the transaction are investment companies as defined in
          Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (k) BWM is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (l) The fair market value of the assets of BWM to be transferred to Merger Subsidiary will equal or exceed the sum of the liabilities assumed by Merger Subsidiary plus the amount of liabilities, if any, to which the transferred assets are subject.

     (m) The payment of cash in lieu of fractional shares of NCBC Common Stock is solely for the purpose of avoiding the expense and inconvenience to NCBC of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the BWM shareholders instead of issuing fractional shares of NCBC Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the BWM shareholders in exchange for their shares of BWM Common Stock.
          The fractional share interests of each BWM shareholder will be aggregated, and no BWM shareholder will receive cash in an amount equal to or greater than the value of one full share of NCBC Common Stock for its BWM Common Stock (with the exception of BWM dissenting shareholders).


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National Commerce Bancorporation                                         Page 7
Bancshares of West Memphis, Inc.                                  March 5, 1998

     (n) None of the compensation received by any shareholder-employees of BWM or its affiliate will be separate consideration for, or allocable to, any of their shares of BWM Common Stock; none of the shares of NCBC Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (o) The Proposed Merger will qualify as a statutory merger under the Arkansas Code and the Bank Merger Act.

     (p) The shareholders of BWM (immediately before the proposed transaction) receiving shares of NCBC Common Stock will not own (immediately after the proposed transaction) more than 50 percent of the fair market value of NCBC Common Stock.

     (q) Merger Subsidiary will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by BWM immediately prior to the Proposed Merger. For purposes of this representation, amounts paid by BWM to dissenters, BWM assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by BWM immediately preceding the transfer, will be included as assets of BWM held immediately prior to the transaction.

     (r) Prior to the transaction, NCBC will be in control of Merger Subsidiary within the meaning of Section 368(c)(1) of the Code wherein "control" is defined to mean the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of the corporation.

     (s) Following the transaction, Merger Subsidiary will not issue additional shares of its Common Stock that would result in NCBC losing control of Merger Subsidiary within the meaning of Section 368(c)(1) of the Code.

     (t) NCBC has no plan or intention to liquidate Merger Subsidiary; to merge Merger Subsidiary into another corporation; to sell or otherwise dispose of the Common Stock of Merger Subsidiary; or to cause Merger Subsidiary to sell or otherwise dispose of any of the assets of BWM acquired in the transaction, except for dispositions made in the ordinary course of business. As NCBC consummates other mergers, it is likely that some or all of the
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National Commerce Bancorporation                                         Page 8
Bancshares of West Memphis, Inc.                                  March 5, 1998

          merged banks will be merged with and into Merger Subsidiary. However, no Common Stock of Merger Subsidiary will be issued as consideration in any of the pending mergers.

     (u) Management knows of no plan or intention for NCBC to be sold to or otherwise acquired by another entity.

     (v)  No stock of Merger Subsidiary will be issued in the transaction.

     (w) Following the transaction, Merger Subsidiary will continue the historic business of BWM and the BWM Bank Subsidiary or will use a significant portion of BWM's historic business assets in its business.

     (x) BWM will own 100% of the issued and outstanding stock of BWM Bank Subsidiary at the Effective Time.

FEDERAL INCOME TAX CONSEQUENCES

Based on the facts as represented to us, including those set forth in the Documents, it is our opinion that the following federal income tax consequences should result.

In the Proposed Merger of BWM with and into Merger Subsidiary:

(1) Provided the proposed merger of BWM with and into Merger Subsidiary qualifies as a statutory merger under Arkansas law, the Arkansas Code and the Bank Merger Act, the acquisition by Merger Subsidiary of substantially all of the assets of BWM solely in exchange for NCBC Common Stock and the assumption by Merger Subsidiary of the liabilities of BWM, should qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of BWM held immediately prior to the proposed transaction. BWM, Merger Subsidiary and NCBC should all be parties to the reorganization within the meaning of
     Section 368(b) of the Code.

(2) No gain or loss should be recognized by BWM upon the transfer of substantially all of its assets to Merger Subsidiary in exchange solely for NCBC Common Stock, cash in lieu of fractional shares, cash for dissenters, if any, and the assumption by Merger Subsidiary of the liabilities of BWM (Sections 361(a), 361(b), and 357(a) of the Code).

(3) No gain or loss should be recognized by Merger Subsidiary or NCBC on the acquisition by Merger Subsidiary of substantially all of BWM assets in exchange
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National Commerce Bancorporation                                         Page 9
Bancshares of West Memphis, Inc.                                  March 5, 1998

     for NCBC Common Stock, cash and the assumption by Merger Subsidiary of the liabilities of BWM (See Section 1.1032-2 of the Regulations and Rev. Rul. 57-278, 1957-1 C.B. 124).(4) The basis of the assets of BWM in the hands of Merger Subsidiary should, in each case, be the same as the basis of those assets in the hands of BWM immediately prior to the transaction (Section 362(b) of the Code).

(5) The holding period of the assets of BWM in the hands of Merger Subsidiary should, in each case, include the period for which such assets were held by BWM (Section 1223(2) of the Code).

(6) No gain or loss should be recognized, with respect to the receipt of NCBC Common Stock, by the shareholders of BWM who receive solely NCBC Common Stock in exchange for their shares of BWM Common Stock (Section 354(a)(1) of the Code). With respect to the cash received in lieu of fractional shares, see Item 12 below.

(7) The cash received from Merger Subsidiary by a dissenting shareholder of BWM in exchange for his or her BWM Common Stock should be treated as having been received by such shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no BWM Common Stock either directly or indirectly through the application of
     Section 318, the redemption should be treated as a complete termination of interest under Section 302(b)(3) and such cash should be treated as a distribution in exchange for stock under Section 302(a).

(8) The basis of NCBC Common Stock to be received by the shareholders of BWM Common Stock should be, in each instance, the same as the basis of their stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of gain, if any, recognized in the exchange (Section 358(a)(1) of the Code).

(9) The holding period of the NCBC Common Stock to be received by the shareholders of BWM should include, in each instance, the period during which the BWM Common Stock surrendered therefor was held, provided the stock of BWM is a capital asset in the hands of the shareholders of BWM on the date of the exchange (Section 1223(1) of the Code).

(10) Merger Subsidiary should succeed to and take into account, as of the date of the proposed transfer, those tax attributes of BWM described in Section 381(c) of the Code (Section 381(a) of the Code and Section 1.381(a)-1 of
     the Regulations). These items should be taken into account by Merger Subsidiary subject to the
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National Commerce Bancorporation                                         Page 10
Bancshares of West Memphis, Inc.                                   March 5, 1998

     conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

(11) As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, Merger Subsidiary should succeed to and take into account the earnings and profits, or deficit in earnings and profits, of BWM as of the date of transfer. Any deficit in the earnings and profits of BWM should be used only to offset the earnings and profits accumulated after the date of transfer.

(12) The payment of cash in lieu of fractional share interests of NCBC Common Stock should be treated for Federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by NCBC. These cash payments should be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

(13) BWM should close its taxable year as of the date of the distribution or transfer. NCBC and Merger Subsidiary should not close their taxable year merely because of the Proposed Merger (Section 381(b) of the Code).

(14) The basis of the Merger Subsidiary Common Stock in the hands of NCBC should be increased by an amount equal to the basis of the BWM assets in the hands of Merger Subsidiary and decreased by the sum of the amount of the liabilities of BWM assumed by Merger Subsidiary and the amount of liabilities to which the assets of BWM are subject (Section 1.358-6(c)(1) of Regulations).

SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in (1) through (14) in the section entitled "Federal Income Tax Consequences" above. Specifically, our opinion has not been requested and none is expressed with regard to any foreign, state, or local income tax consequences for NCBC, Merger Subsidiary, BWM or any of their shareholders. Our opinion has not been requested and none is expressed with regard to the federal, state, or local bank regulatory consequences for BWM, NCBC, and Merger Subsidiary. We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under
Section 382, on the availability of net operating loss carryovers (or built-in gains or losses), if any, after the Proposed Merger, the application (if any) of the alternative minimum tax to this transaction, nor the application of any consolidated return or employee benefit issues which may arise as a result of the Proposed Merger unless expressly stated above. Further, we have made no determination as whether BWM dividend distributions have been sufficient to eliminate any undistributed personal holding company tax liability, if applicable. We have made no
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National Commerce Bancorporation                                         Page 11
Bancshares of West Memphis, Inc.                                   March 5, 1998

determination nor expressed any opinion as to the fair market value of any of the assets being transferred in the Proposed Merger nor the common shares being exchanged in the Proposed Merger.

Our opinion, as stated above, is based upon the analysis of the Code, the Regulations thereunder, current case law, and published rulings as of the date of this letter (the "Authorities"), as well as representations made to us by the management of Merger Subsidiary, NCBC, and BWM (and their representatives). The foregoing Authorities are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update, and therefore will not be updating, this opinion for changes in facts or law occurring subsequent to the date hereof.

This opinion is being rendered only to the addresses in connection with the Proposed Merger, and is solely for their benefit and solely for the purpose set forth above. This opinion may not be relied upon by any other person or persons, or used for any other purposes, including, but not necessarily limited to, filings with governmental agencies without our prior written consent.

This letter is an opinion of our firm as to the interpretation of existing law and, as such, is not binding on the Internal Revenue Service or the courts. This letter may be used by NCBC and BWM in responding to inquiries from the Internal Revenue Service regarding the Merger.

                                    Very truly yours,

                                    /s/ Ernst & Young LLP